Exhibit 99.1

10 Cabot Place, Stoughton, MA 02072

News Release

For Immediate Release July 24, 2018	For More Information, Contact: Michael K. Devlin, Executive Vice President and Chief Financial Officer (617-925-1961) mdevlin@envisionbank.com

RANDOLPH BANCORP, INC. ANNOUNCES SECOND QUARTER AND YEAR-TO-DATE 2018 FINANCIAL RESULTS

STOUGHTON, Massachusetts, July 24, 2018 – Randolph Bancorp, Inc. (the “Company”) (NASDAQ Global Market: RNDB), the holding company for Envision Bank (the “Bank”), today announced net losses of $1,010,000, or $0.18 per share, for the three months ended June 30, 2018 and $1,717,000, or $0.31 per share, for the six months ended June 30, 2018 compared to net losses of $150,000, or $0.03 per share, and $597,000, or $0.11 per share, for the same periods in the prior year. The net losses for the three and six month periods ended June 30, 2017 included merger and integration costs of $357,000 and $524,000, respectively, associated with the Company’s 2016 acquisition of First Eastern Bankshares Corporation. Excluding these non-recurring costs and related tax effects, net income would have been $67,000 for the three months ended June 30, 2017 and the net loss for six months ended June 30, 2017 would have been $213,000.

At June 30, 2018, total assets amounted to $565.9 million compared to $533.5 million at March 31, 2018, an increase of $32.4 million, or 6.1%. During this quarterly period, net loans held in portfolio increased by $20.4 million and loans held for sale increased by $14.6 million. During this same period, deposits increased by $27.3 million, including $20.7 million in brokered deposits.

James P. McDonough, President and Chief Executive Officer, stated, “As noted last quarter, we have added to our team of loan originators in 2018 which led directly to a 23% quarterly increase in production over the prior year period despite strong headwinds in the market for both purchase and refinance loan originations. Our increased production was the primary contributor to the strong growth we experienced in our loan portfolio during the second quarter. Our commitment to mortgage banking remains as strong as ever and we will continue to look to opportunities to expand our loan origination capabilities.”

Mr. McDonough added, “While loans sold to investors during the quarter declined only about 2% compared to the prior year quarter, we experienced a 26% reduction in our gain on loan origination and sale activities due to a decline in profit margin. Profit margins have been adversely affected by competitive pressure as banks and other lenders compete for market share, and lower demand for FHA loans which carry a higher profit margin than conforming conventional mortgages.”

Second Quarter Operating Results

Net interest income increased by $343,000, or 9.3%, to $4,033,000 for the three months ended June 30, 2018 compared to the same period in the prior year. This increase was due to an increase in average interest-earning assets between periods of $57.9 million, or 12.6%, as the Company continued to leverage the capital raised in its 2016 initial public offering. The net interest margin decreased in the second quarter of 2018 to 3.12% from 3.25% in the second quarter of 2018, due primarily to increases in the cost of deposits and borrowings attributable to the doubling of the federal funds rate from 1.0% to 2.0% during the past twelve months combined with a continuing flattening of the yield curve.

The Company recognized a credit of $90,000 to the allowance for loan losses for the three months ended June 30, 2018 compared to a provision of $100,000 for the three months ended June 30, 2017. Based on its quarterly assessment of internal and external factors affecting credit risk, management reduced the unallocated portion of the allowance for loan losses for both commercial real estate loans and home equity loans during the second quarter of 2018. The unallocated reserve for consumer loans was increased slightly during the quarter. Together these changes reduced the amount that would have been provided based on growth in the loan portfolio by $265,000. The allowance for loan losses was 0.87% of total loans at June 30, 2018 compared to 0.92% at December 31, 2017 and was 186.54% of non-performing loans at June 30, 2018 compared to 165.94% at December 31, 2017.

Non-interest income decreased $663,000 from $3,434,000 for the three months ended June 30, 2017 to $2,771,000 for the three months ended June 30, 2018 due entirely to a decrease of $666,000, or 26.4%, in the gain on loan origination and sale activities caused by a declining profit margin. The declining profit margin represents a continuing trend and is due to competitive pressures as banks and other lenders compete based on rate to maintain market share, and lower demand for FHA loans which have a higher profit margin than conforming conventional loans.

Non-interest expenses increased $472,000, or 6.4%, from $7,428,000 for the three months ended June 30, 2017 to $7,900,000 for the three months ended June 30, 2018. Included in non-interest expenses in the 2017 period were $357,000 of merger and integration costs. Excluding this non-recurring item, non-interest expenses increased $829,000, or 11.7%.  Salaries and employee benefits increased $264,000, or 5.6%, in the second quarter of 2018 compared to the prior year period despite a reduction in full-time equivalent employees from 211 at March 31, 2017 to 185 at June 30, 2018. Items giving rise to the increase in salaries and employee benefits included stock-based compensation of $126,000, guaranteed payments to new loan originators of $197,000, increased commissions of $190,000 due to a 19% increase in residential loan originations, and salary increases averaging 2.5% or $65,000.

Also contributing to the increase in non-interest expenses was higher occupancy and equipment costs of $186,000 caused by the relocation of the Andover loan operations center as well as the relocation of two branch offices. Marketing costs increased $122,000 during the second quarter of 2018 compared to the prior year quarter due to advertising costs associated with the re-branding to Envision Bank. Other non-interest expenses increased $306,000 between periods primarily due to $54,000 of director stock-based compensation costs, higher mortgage banking operating costs associated with increased production volume of $126,000, and higher software maintenance costs of $70,000.

A federal tax benefit of $254,000 was recognized for the three months ended June 30, 2017 while no benefit for federal income taxes was recognized for the three months ended June 30, 2018. State income taxes of $4,000 were provided during the three months ended June 30, 2018. The 2017 tax benefit resulted from, and was limited to, an offsetting tax provision attributable to other comprehensive income caused by appreciation in the fair value of available-for-sale securities. The Company has a net operating loss carryforward (“NOL”) of $10.3 million. Since 2014, the NOL as well as other deferred tax assets have been subject to a full valuation allowance, which totaled $3.3 million at June 30, 2018.  We evaluate this position on a quarterly basis. Based on recent operating results, we concluded that the valuation allowance should be maintained at June 30, 2018.

Year-to-Date Operating Results

Net interest income increased by $841,000, or 11.7%, for the six months ended June 30, 2018 compared to the same period in the prior year. This increase was due to an increase in average interest-earning assets between periods of $59.7 million, or 13.3%, as the Company continued to leverage the capital raised in its 2016 initial public offering.  The net interest margin decreased in the first half of 2018 to 3.16% from 3.24% in the first half of 2017 due primarily to increases in the cost of deposits and borrowings attributable to the doubling of the federal funds rate from 1.0% to 2.0% during the past twelve months combined with a continuing flattening of the yield curve.

The Company recognized a provision for loan losses of $5,000 and $335,000 for the six months ended June 30, 2018 and 2017, respectively. Based on its most recent quarterly assessment of internal and external factors affecting credit risk, management reduced the unallocated portion of the allowance for loan losses for both commercial real estate loans and home equity loans during the second quarter of 2018. The unallocated reserve for consumer loans was increased slightly

877-963-2100 • www.envisionbank.com                                                                                       Member FDIC • Member DIF

during the quarter. Together these changes reduced the amount that would have been provided based on growth in the loan portfolio by $265,000.

Non-interest income decreased $1,665,000 from $6,844,000 for the six months ended June 30, 2017 to $5,179,000 for the six months ended June 30, 2018 due primarily to a decrease of $1,157,000, or 25.4%, in the gain on loan origination and sale activities. This decrease is primarily attributable to a declining profit margin experienced throughout 2018 due to competitive pressures as banks and other lenders compete based on rate to maintain market share, and lower demand for FHA loans which have a higher profit margin than conforming conventional loans. Other components of non-interest income decreased $508,000 between periods due primarily to a reduction in net mortgage servicing fees of $325,000 as a result of the sale of $379.0 million in mortgage servicing rights (“MSRs”) in July 2017, as well as a smaller reversal of the valuation allowance for MSRs in 2018 as compared to 2017, reflecting, in both periods, improvement in the fair value of MSRs due to slower loan prepayment speeds.

Non-interest expenses increased $341,000 from $14,557,000 for the six months ended June 30, 2017 to $14,898,000 for the six months ended June 30, 2018. Included in non-interest expenses in the 2017 period were $524,000 in merger and integration costs associated with the First Eastern acquisition. Excluding this non-recurring item, non-interest expenses increased $865,000, or 6.2%, in the first half of 2018 compared to the same period in the prior year.  Salaries and employee benefits increased $24,000 in the first half of 2018 compared to the prior year period despite a reduction in full-time equivalent employees from 220 at December 31, 2016 to 185 at June 30, 2018. Items giving rise to the increase in salaries and employee benefits included stock-based compensation of $252,000, guaranteed payments to new loan originators of $227,000, increased commissions of $123,000 due to a 5% increase in residential loan originations, and salary increases averaging 2.5% or $130,000. These increases totaling $732,000 were nearly fully offset by salary and benefit cost savings primarily caused by the reduction in employee headcount.

Also contributing to the increase in non-interest expenses was higher occupancy and equipment costs of $229,000 caused by the relocation of the Andover loan operations center as well as the relocation of two branch offices. Marketing costs increased $277,000 during the second quarter of 2018 compared to the prior year quarter primarily due to advertising costs associated with the re-branding to Envision Bank. Other non-interest expenses increased $434,000 between periods primarily due to $136,000 of director stock-based compensation costs, mortgage banking operating costs associated with increased production volume of $137,000 and $83,000 in adjustments associated with certain portfolio loans accounted for using the fair value option.

A federal tax benefit of $280,000 was recognized for the six months ended June 30, 2017 while no federal tax benefit was recognized for the six months ended June 30, 2018. State income taxes of $8,000 and $3,000 were provided during each of the six months ended June 30, 2018 and 2017.

Balance Sheet

Total assets were $565.9 million at June 30, 2018 compared to $531.9 million at December 31, 2017, an increase of $34.0 million, or 6.4%. This growth resulted from increases in both loans held for sale and portfolio loans, which increased $11.3 million and $27.3 million, respectively, and was funded by a $56.1 million increase in deposits, including $43.5 million in brokered deposits.  Overnight advances from the Federal Home Loan Bank of Boston were reduced by $19.1 million during the first half of 2018 with the proceeds of less expensive short-term brokered deposits.

Net loans totaled $427.7 million at June 30, 2018, an increase of $27.3 million, or 6.8%, from December 31, 2017. This growth occurred across all categories of real estate secured loans led by residential mortgage loan growth of $19.4 million, or 9.8%, and commercial mortgage loan growth of $6.0 million, or 5.9%, in both cases due to organic growth. Consumer loans and commercial and industrial loans, which consist primarily of loan participations and purchased loans, decreased by a total of $2.1 million during the first half of 2018 as loan repayments exceeded loan purchases during the period.

Deposits increased $56.1 million, or 15.3%, to $422.9 million at June 30, 2018 from $366.8 million at December 31, 2017. Included in this increase was $43.5 million of brokered deposits. Non-brokered deposits increased $12.6 million during the

877-963-2100 • www.envisionbank.com                                                                                       Member FDIC • Member DIF

first half of 2018 primarily due to increases in money market accounts and term certificates, both product types where the Bank has raised its rates to meet competition.

Total stockholders’ equity was $78.4 million at June 30, 2018 compared to $81.5 million at December 31, 2017. The decrease of $3.1 million during the first half of 2018 was due to the net loss of $1.7 million, a reduction in the fair value of available-for-sale securities of $1.3 million and stock repurchases of $630,000. These items were partially offset by equity adjustments of $482,000 related to the stock benefit plan and employee stock ownership plan. The Company’s tier one capital to average assets was 14.8% at June 30, 2018 compared to 16.0% at December 31, 2017. The Company and the Bank exceeded all regulatory capital requirements at June 30, 2018.

About Randolph Bancorp, Inc.

Randolph Bancorp, Inc. is the holding company for Envision Bank and its Envision Mortgage Division. Envision Bank is a full-service community bank with six retail branch locations, four loan production offices and loan operations centers in Stoughton, North Attleboro and Andover, Massachusetts.

Forward Looking Statements

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among others, the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures, such as return on average assets, return on average equity, non-interest income to total income and the efficiency ratio, and, where applicable, as adjusted for non-recurring items. These non-GAAP financial measures provide information for investors to effectively analyze financial trends of on-going business activities, and to enhance comparability with peers across the financial services sector. A table reconciling the Company’s GAAP to non-GAAP net income (loss) is presented herein.

877-963-2100 • www.envisionbank.com                                                                                       Member FDIC • Member DIF

Randolph Bancorp, Inc.

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	June 30,	December 31,
	2018	2017

Assets
Cash and due from banks	$4,112	$3,562
Interest-bearing deposits	4,950	5,260
Total cash and cash equivalents	9,062	8,822

Certificates of deposit	2,695	2,940
Securities available for sale, at fair value	56,554	61,576
Loans held for sale, at fair value	36,661	25,390
Loans, net of allowance for loan losses of $3,742 in 2018 and $3,737 in 2017	427,703	400,373
Federal Home Loan Bank of Boston stock, at cost	3,155	3,310
Accrued interest receivable	1,435	1,432
Mortgage servicing rights, net	6,845	6,397
Premises and equipment, net	9,521	8,670
Bank-owned life insurance	8,113	8,037
Foreclosed real estate	193	193
Other assets	3,972	4,752

Total assets	$565,909	$531,892

Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing	$64,151	$62,130
Interest bearing	358,748	304,706
Total deposits	422,899	366,836

Federal Home Loan Bank of Boston advances	56,680	75,954
Mortgagors' escrow accounts	1,559	907
Post-employment benefit obligations	2,622	2,750
Other liabilities	3,776	3,962
Total liabilities	487,536	450,409

Stockholders' Equity:
Common stock	60	61
Additional paid-in capital	56,307	56,493
Retained earnings	28,698	30,415
ESOP-Unearned compensation	(4,225)	(4,319)
Accumulated other comprehensive loss, net of tax	(2,467)	(1,167)
Total stockholders' equity	78,373	81,483

Total liabilities and stockholders' equity	$565,909	$531,892

877-963-2100 • www.envisionbank.com                                                                                       Member FDIC • Member DIF

Randolph Bancorp, Inc.

Consolidated Statements of Operations

(Dollars in thousands except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Interest and dividend income:
Loans	$4,586	$3,697	$8,881	$7,113
Other interest and dividend income	453	478	885	946
Total interest and dividend income	5,039	4,175	9,766	8,059

Interest expense	1,006	485	1,751	885

Net interest income	4,033	3,690	8,015	7,174
Provision for loan losses	(90)	100	5	335

Net interest income after provision for loan losses	4,123	3,590	8,010	6,839

Non-interest income:
Gain on loan origination and sale activities, net	1,854	2,520	3,401	4,558
Gain on sales of securities	—	—	49	—
Other	917	914	1,729	2,286
Total non-interest income	2,771	3,434	5,179	6,844

Non-interest expenses:
Salaries and employee benefits	4,979	4,715	9,415	9,391
Occupancy and equipment	805	619	1,504	1,275
Professional fees	320	369	572	671
Marketing	321	199	624	347
Merger and integration costs	—	357	—	524
Other non-interest expenses	1,475	1,169	2,783	2,349
Total non-interest expenses	7,900	7,428	14,898	14,557

Loss before income taxes	(1,006)	(404)	(1,709)	(874)
Income tax provision (benefit)	4	(254)	8	(277)

Net loss	$(1,010)	$(150)	$(1,717)	$(597)

Loss per common share (basic and diluted)	$(0.18)	$(0.03)	$(0.31)	$(0.11)

Weighted average common shares outstanding	5,577,683	5,425,033	5,592,809	5,422,694

877-963-2100 • www.envisionbank.com                                                                                       Member FDIC • Member DIF

Randolph Bancorp, Inc.

Reconciliation of GAAP to Non-GAAP Net Income (Loss)

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Net loss - GAAP basis	$(1,010)	$(150)	$(1,717)	$(597)

Non-interest expense adjustment:
Merger and integration costs	—	357	—	524
Related tax effects	—	(140)	—	(140)
Net income (loss) - Non-GAAP basis	$(1,010)	$67	$(1,717)	$(213)

The Company’s management believes that the presentation of net income (loss) on a non-GAAP basis excluding non-recurring items provides useful information for evaluating operating results and any related trends that may be affecting the Company’s business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP.

877-963-2100 • www.envisionbank.com                                                                                       Member FDIC • Member DIF

Randolph Bancorp, Inc.

Selected Financial Highlights

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Return on average assets: (1,4)
GAAP	(0.74%)	(0.12%)	(0.64%)	(0.25%)
Non-GAAP (2)	(0.74%)	0.05%	(0.64%)	(0.09%)

Return on average equity: (1,5)
GAAP	(5.07%)	(0.71%)	(4.27%)	(1.42%)
Non-GAAP (2)	(5.07%)	0.32%	(4.27%)	(0.51%)

Net interest margin	3.12%	3.25%	3.16%	3.24%

Non-interest income to total income	35.48%	45.13%	34.65%	45.92%

Efficiency ratio: (6)
GAAP	116.11%	104.27%	112.91%	103.85%
Non-GAAP (2)	116.11%	99.26%	112.91%	100.11%

Tier 1 capital to average assets	14.76%	16.35%	15.01%	16.71%

Nonperforming assets as a percentage of total assets	0.35%	0.44%	0.35%	0.44%

Allowance for loan losses as a percentage of total loans (3)	0.87%	0.97%	0.87%	0.97%

Allowance for loan losses as a percentage of non-performing loans	186.54%	159.08%	186.54%	159.08%

Tangible book value per share	$13.11	$14.18	$13.11	$14.18

(1)	Annualized for quarterly periods presented.
(2)	See page 7 - Reconciliation of GAAP to Non-GAAP Net Income (Loss).
(3)	Total loans exclude loans held for sale but include net deferred loan costs and fees.
(4)	This non-GAAP measure represents net income (loss) divided by average total assets.
(5)	This non-GAAP measure represents net income (loss) divided by average stockholders’ equity.
(6)	This non-GAAP measure represents total non-interest expenses divided by the sum of net interest income and non-interest income.